UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 29, 2020

Fortive Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-37654	47-5654583
(Commission File Number)	(IRS Employer Identification No.)

6920 Seaway Blvd Everett, WA	98203
(Address of Principal Executive Offices)	(Zip Code)

(425) 446-5000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	FTV	New York Stock Exchange
5% Mandatory convertible preferred stock, Series A, par value $0.01 per share	FTV. PRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 29, 2020 (the “Closing Date”), Vontier Corporation, a Delaware corporation (“Vontier”), a wholly-owned subsidiary of Fortive Corporation, a Delaware corporation (“Fortive”), entered into a credit agreement (the “Credit Agreement”) with a syndicate of banks, consisting of a three-year, $800 million senior unsecured delayed draw term loan facility (the “Three-Year Term Loans”), a two-year, $1 billion senior unsecured delayed draw term loan facility (the “Two-Year Term Loans” and together with the Three-Year Term Loans, the “Term Loans”) and a three-year, $750 million senior unsecured multi-currency revolving credit facility, including a $25 million sublimit for swingline loans and a $75 million sublimit for the issuance of letters of credit (the “Revolving Credit Facility” and, together with the Term Loans, the “Credit Facilities”). Borrowing of any amounts under the Credit Facilities is subject to the prior or substantially current consummation of the proposed separation of Vontier from Fortive, which separation transaction would be effectuated by the distribution to Fortive’s stockholders of 80.1% of the shares of Vontier common stock held by Fortive (other than fractional shares, which will be aggregated and sold into the public market and the proceeds distributed to Fortive stockholders) (the “Separation”). At the closing of the Credit Agreement, Vontier did not borrow any funds under the Credit Facilities.

Borrowings under the Credit Facilities bear interest as follows: (1) Eurocurrency Rate Loans (as defined in the Credit Agreement) bear interest at a variable rate equal to the London inter-bank offered rate plus a per annum margin of between 125 and 200 basis points, depending on (x) prior to receipt by Vontier of a long-term debt credit rating, Vontier’s Consolidated Leverage Ratio (as defined in the Credit Agreement) as of the last day of the immediately preceding fiscal quarter and (y) thereafter, Vontier’s long-term debt credit rating; and (2) Base Rate Loans (as defined in the Credit Agreement) bear interest at a variable rate equal to (a) the highest of (i) the Federal funds rate (as published by the Federal Reserve Bank of New York from time to time) plus 1/2 of 1%, (ii) Bank of America’s “prime rate” as publicly announced from time to time and (iii) the Eurocurrency Rate (as defined in the Credit Agreement) plus 1%, plus (b) a per annum margin of between 25 and 100 basis points, depending on (x) prior to receipt by Vontier of a long-term debt credit rating, Vontier’s Consolidated Leverage Ratio as of the last day of the immediately preceding fiscal quarter and (y) thereafter, Vontier’s long-term debt credit rating. In no event will Eurocurrency Rate Loans bear interest at a rate lower than 0% nor Base Rate Loans bear interest at a rate lower than 1%. Commencing on the earlier of (a) the date that is sixty days after the Closing Date and (b) the date of the consummation of the Separation, Vontier will also be required to pay a per annum facility fee of between 12.5 and 32.5 basis points (depending on (x) prior to receipt by Vontier of a long-term debt credit rating, Vontier’s Consolidated Leverage Ratio as of the last day of the immediately preceding fiscal quarter and (y) thereafter, Vontier’s long-term debt credit rating) based on the aggregate commitments under the Revolving Credit Facility, regardless of usage. In addition, Vontier will pay a per annum ticking fee in respect of commitments for the Term Loans of between 12.5 and 32.5 basis points (depending on (x) prior to receipt by Vontier of a long-term debt credit rating, Vontier’s Consolidated Leverage Ratio as of the last day of the immediately preceding fiscal quarter and (y) thereafter, Vontier’s long-term debt credit rating) based on the amount of undrawn commitments with respect to the Term Loans, if any, beginning on the date that is sixty days following the Closing Date and ending on the date that is six months following the Closing Date.

The Credit Agreement requires Vontier to maintain a Consolidated Leverage Ratio of 3.75 to 1.00 or less; provided that, not more than two times after the Closing Date, the maximum Consolidated Leverage Ratio will be increased to 4.25 to 1.00 in connection with any permitted acquisition by Vontier occurring after the Closing Date with aggregate consideration (including, without duplication, the assumption or incurrence of Indebtedness in connection with such acquisition) equal to or in excess of $100,000,000, which such increase shall be applicable for the fiscal quarter in which such acquisition is consummated and the three consecutive test periods thereafter; provided that, there shall be at least one full fiscal quarter following the cessation of each such increase during which no such increase shall then be in effect. The Credit Agreement also requires Vontier to maintain a Consolidated Interest Coverage Ratio (as defined in the Credit Agreement) of at least 3.50 to 1.00. The Consolidated Leverage Ratio and Consolidated Interest Coverage Ratio will be tested at the end of each fiscal quarter commencing with the fiscal quarter ending December 31, 2020.

Borrowings under the Credit Agreement are prepayable at Vontier’s option at any time in whole or in part without premium or penalty. Term Loans may not be reborrowed once repaid. Amounts borrowed under the Revolving Credit Facility may be repaid and reborrowed from time to time prior to the maturity date of the Revolving Credit Facility. The Credit Agreement also contains an expansion option permitting Vontier to request increases of the Revolving Credit Facility of up to an aggregate additional $250 million from lenders that elect to make such increase available, upon the satisfaction of certain conditions.

Vontier intends to use the net proceeds from the Term Loans in part, to fund a cash distribution to Fortive as partial consideration for the transfer of the assets and liabilities of Fortive’s Industrial Technologies business to Vontier. Vontier intends to use the Revolving Credit Facility and any remaining portion of the Term Loans for its ongoing working capital requirements after the separation and for general corporate purposes.

Vontier has unconditionally and irrevocably guaranteed the obligations of each of its subsidiaries in the event a subsidiary is named a borrower under the Revolving Credit Facility. The Credit Agreement contains customary representations, warranties, conditions precedent, events of default, indemnities and affirmative and negative covenants, including covenants that, among other things, limit or restrict Vontier’s and/or Vontier’s subsidiaries ability, subject to certain exceptions and qualifications, to incur liens or indebtedness, merge, consolidate or sell or otherwise transfer assets, make dividends or distributions, enter into transactions with Vontier’s affiliates, and use proceeds of the debt financing for other than permitted uses.

The credit agreement also contains customary events of default. Upon the occurrence and during the continuance of an event of default, the lenders may declare the outstanding advances and all other obligations under the Credit Agreement immediately due and payable.

The above description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement. The Credit Agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of September 29, 2020, by and among Vontier Corporation, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and the other Lenders party thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTIVE CORPORATION

Date: September 30, 2020	By:	/s/ Daniel B. Kim
	Name:	Daniel B. Kim
	Title:	Vice President – Associate General Counsel and Secretary